Exhibit 99.1

RESIGNATION OF DIRECTOR

March 31, 2023

Boards of Directors

INVO Bioscience, Inc.

To whom it may concern:

I tender my resignation as a director of INVO Bioscience, Inc. effective immediately.

My resignation is not because of any disagreements with INVO Bioscience, Inc. on matters relating to its operations, policies and practices.

Thank you in advance for your prompt attention to this matter.

Sincerely yours,

/s/ Jeffrey Segal, MD

Jeffrey Segal, MD